UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

OSLER INCORPORATED
(Name of Registrant as Specified In Its Charter)

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1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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OSLER INCORPORATED
500 Fairway Drive, Suite 108
Deerfield Beach, FL 33441
(954) 580-1102

INFORMATION STATEMENT
PURSUANT TO SECTION 14 (C) OF THE SECURITIES EXCHANGE ACT OF 1934

APPROXIMATE DATE OF MAILING: May __, 2010

Dear Shareholders:

This Information Statement is furnished by the board of directors (the “Board”) of Osler Incorporated, a Nevada corporation (the “Company”), to inform the shareholders of the Company of the approval of certain shareholders’ actions. This Information Statement will be mailed to holders of record of the Company’s common stock, par value $.001 (the “Common Stock”), as of the record date. The record date for determining shareholders entitled to receive this Information Statement has been established as of the close of business on __________, 2010. On that date, the Company had outstanding and entitled to vote 25,050,000 shares of Common Stock. Specifically, this Information Statement relates to the following:

Shareholders’ approval of an amendment to the Company’s articles of incorporation (a) effectuating a reverse stock split of our outstanding shares of Common Stock on the basis of one (1) post-split share for each ten (10) pre-split shares (the “Reverse Split”), and (b) increasing the number of shares of capital stock the Company is authorized to issue post the Reverse Split from 75,000,000 to 80,000,000 as provided for herein (the “Increase in Authorized Shares”).

On May __, 2010, one shareholder owning 18,226,000 shares of Common Stock, or approximately 73.4% of the issued and outstanding shares of Common Stock, consented in writing to the matters described herein. As a result, these matters were approved by the majority required by law and no further votes will be needed.

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS
REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

INTERESTS OF CERTAIN PERSONS IN MATTERS ACTED UPON

The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Split results in any of our shareholders owning a fractional share rounded and adjusted upward to the nearest whole share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock as of May __, 2010 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock (2)

C. Leo Smith	18,226,000	(3)	73.4%
All officers and directors as a group (1 person)	18,226,000	(3)	73.4%
Insurance Marketing Solutions, LLC	18,226,000	(3)	73.4%

(1)	The address of the beneficial owner is c/o the Company, 500 Fairway Drive, Suite 108, Deerfield Beach FL 33441.

(2)
Applicable percentage ownership is based on an assumption of 25,050,000 shares of Common Stock outstanding as of May __, 2010, together with other securities exercisable or convertible into shares of Common Stock within 60 days of such date by each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently obtainable or obtainable within 60 days of May __, 20108 by exercise or conversion of other securities are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Mr. Smith is deemed to be the beneficial owner of the shares of Common Stock owned by Insurance Marketing Solutions, LLC which is the record owner of 18,226,000 shares of the Company’s common stock. Mr. Smith has voting and disposition power over the shares beneficially owned by Insurance Marketing Solutions, LLC.

AMENDMENT TO COMPANY’S ARTICLES OF INCORPORATION

REVERSE SPLIT

The Company is authorized to issue 75,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), of which 25,050,000 shares of Common Stock are issued and outstanding. In order to better position the Company for a possible reverse merger acquisition or other form of business combination, the holder of at least a majority of our outstanding shares of Common Stock on May __, 2010, approved a reverse split of our Common Stock of one (1) post-reverse split share for each ten (10) pre-reverse split shares (the “Reverse Split”), as a result of which the number of our outstanding shares of Common Stock will decrease from 25,050,000 to approximately 2,505,000 (the exact number may vary slightly on account of rounding).

INCREASE OF AUTHORIZED SHARES

After approving the Reverse Split, the holder of at least a majority of the shares Common Stock outstanding on May __, 2010, authorized the increase of our shares of authorized capital stock to 80,000,000, of which 75,000,000 would be classified as shares of common stock, par value $.001 per share (the “Common Stock”), and 5,000,000 would be classified as shares of blank check preferred stock, par value $.001 per share (the “Preferred Stock”).

The holder of at least the majority of outstanding shares of our Common Stock believes that it is advisable and in the best interests of the Company and it shareholders to effect the Reverse Split and Increase of Authorized Shares in order to provide additional shares that could be issued for raising of additional equity capital or other financing activities, stock dividends or the exercise of stock options and to provide additional shares that could be issued in a reverse merger acquisition or other form of business combination and to better position the Company for future trading should a transaction be entered into and completed. The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights. The Company does not have any present intention to issue any shares of the Preferred Stock.

THE COMPANY DOES NOT HAVE ANY REVERSE MERGER ACQUISTION OR OTHER FORM OF BUSINESS COMBINATION PENDING AND THERE CAN BE NO ASSURANCE THAT A SUITABLE BUSINESS OPPORTUNITY WILL BE EFFECTED FOLLOWING THE COMPLETION OF THE REVERSE SPLIT AND THE INCREASE IN AUTHORIZED SHARES.

Attached as Exhibit A and incorporated herein by reference is the text of the Amended and Restated Articles of Incorporation (the “Restated Articles”) as approved by the holder of at least a majority of our outstanding shares of Common Stock. The Reverse Split and Increase in Authorized Shares will be effected by filing the Restated Articles with the Secretary of State of Nevada which is expected to occur approximately twenty (20) days after the mailing of this Information Statement. The Reverse Stock Split and the Increase in Authorized Shares will become effective upon such filing.

EFFECTS OF AMENDMENTS

The following table summarizes the principle effects of the (i) Reverse Split and (ii) Increase in the Authorized Shares:

	Pre-Reverse	Post-Reverse
Common Shares
Issued and Outstanding	25,050,000	2,505,000
Authorized	75,000,000	75,000,000

Preferred Shares
Issued and Outstanding	0	0
Authorized	0	5,000,000

POTENTIAL ANTI-TAKEOVER EFFECTS OF THE REVERSE SPLIT AND THE INCREASE IN
AUTHORIZED SHARES

The implementation of the Reverse Split and the Increase in Authorized Shares will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could issue and sell shares, thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board or such a transaction.

In addition, the Nevada General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between a corporation on the one hand and another company which is, or is an affiliate of, a beneficial holder of ten percent (10%) or more of that corporation’s voting power (defined as an “Interested Stockholder”) for three (3) years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the corporation’s board of directors or the transaction is approved by a majority of such corporation’s shareholders (excluding the Interested Stockholder). These provisions prohibiting Interested Stockholder transactions could also preserve management’s control of the Company.

Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the proposed amendments to our Articles of Incorporation is not in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of the Company. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board does not intend to use the consolidation as a part of or first step in a “going private” transaction pursuant to Rule 13e-3under the Securities Exchange Act of 1934, as amended. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use the additional authorized shares for any acquisition, merger or consolidation.

EXCHANGE OF STOCK CERTIFICATES

Upon filing of the Restated Articles with the Secretary of State of Nevada, each outstanding certificate representing shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of Common Stock. Accordingly, shareholders may, but need not, surrender and exchange their certificates representing shares of existing Common Stock. SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE TO THE COMPANY OR THE COMPANY’S TRANSFER AGENT UNTIL REQUESTED TO DO SO. No service charge will be payable by shareholders in connection with the exchange of certificates, as all costs will be borne by the Company.

NO FRACTIONAL SHARES; NO REDUCTION TO ZERO

No fractional shares will be issued as a result of the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of post-Reverse Split Common Stock to shareholders who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock following the Reverse Split, any fractional shares which result from the reverse split will be rounded up to the nearest whole share. Any shareholder who holds less than the selected exchange ratio will be entitled to receive one share.

ABSENCE OF DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available to our stockholders under the Nevada General Corporation Law in connection with the proposed amendment to our Articles of Incorporation to effect the Reverse Split and the Increase in Authorized Shares.

COSTS AND MAILING

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask all brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of the Common Stock who share the same address or household may not receive separate copies of this Information Statement. The Company will promptly deliver an additional copy of this Information Statement and the accompanying materials to a beneficial holder at a shared address upon written or oral request. A beneficial holder who wishes to receive a separate copy, or holders sharing an address who are currently receiving multiple copies and wish to receive a single copy of this Information Statement or future proxy materials should submit a written request to C. Leo Smith, Osler Incorporated, 500 Fairway Drive, Suite 108, Deerfield Beach, FL 33441 or call (954) 580-1102.

By Order of the Board of Directors:
Osler Incorporated

By:	/s/ C. Leo Smith
C. Leo Smith, Chief Executive Officer

May __, 2010

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
OSLER INCORPORATED

First. The name of the corporation is Osler Incorporated.

Second. The registered office of the corporation in the State of Nevada is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701. The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the corporation. The corporation may conduct all corporation business of every kind and nature outside the state of Nevada as well as within the State of Nevada.

Third.  The objects for which the corporation is formed are to engage in any lawful activity, including, but not limited to the following:

a) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.
b) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.
c) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.
d) Shall have power to sue and be sued in any court of law or equity.
e) Shall have power to make contracts.
f) Shall have power to hold, purchase and convey real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by device or bequest in the State of Nevada, or in any other state, territory or country.
g) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.
h) Shall have power to make By-Laws not inconsistent wit the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.
i) Shall have power to wind up and dissolve itself, or be wound up or dissolved.
j) Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.
k) Shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

l) Shall have power to guarantee, purchase, hold, sell assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any.
m) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property to fund.
n) Shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependents of the United States, the District of Columbia, and any foreign countries.
o) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendments thereof.
p) Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.
q) Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities as may be allowed by law.

Fourth. The Corporation shall have authority to issue an aggregate of Eighty Million (80,000,000) shares of capital stock, of which Five Million (5,000,000) shares shall be classified as Preferred Stock, par value $.001 per share, and Seventy Five Million (75,000,000) shares shall be classified as Common Stock, par value $.001 per share. Each ten (10) shares of Common Stock outstanding at 9:00 a.m. on ___________ [the filing date of the Amendment] shall be deemed to be one (1) share of Common Stock of the corporation, par value $.001 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock of the corporation are set forth in the following provisions:

A.           PREFERRED STOCK

I.           The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series and by filing a certificate pursuant to Section 78.1955 of the Nevada Revised Statutes to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term “Preferred Stock” is used in this Articles of Incorporation, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

II.           There is hereby expressly granted to the Board of Directors authority to fix the voting power, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

B.           COMMON STOCK

I.           Subject to the provisions of law and the preferences of the Preferred Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

II.           The Board of Directors of the Corporation is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the Nevada Revised Statutes.

FIFTH.  The board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The first Board of Directors shall be one (1) in number and the name and post office address of the Director shall be listed as follows:

Daniel A. Kramer
1802 N. Carson St., Ste. 212, Carson City, NV 89701

SIXTH.  The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH.  The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Daniel A. Kramer
1802 N. Carson St., Ste. 212, Carson City, NV 89701

EIGHTH.  The Resident Agent for this corporation shall be VAL-U-CORP SERVICES, INC. The address of the Resident Agent, and the registered or statutory address of this corporation in the State of Nevada, shall be: 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701.

NINTH.  The corporation is to have perpetual existence.

TENTH.  In furtherance and not in limitation of the powers conferred by the statue, the Board of Directors is expressly authorized:

a) Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the corporation.

b) To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this corporation.
c) By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the corporation, which, to the extent provided in the resolution, or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee, or committees, shall have such name, or names as may be stated in the By-Laws of the corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.
d) When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the corporation.

Eleventh. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

Twelfth.  No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

Thirteenth.  This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

Executed on this __ day of ____________, 2010.

By:
President and Chief Executive Officer